Exhibit 10.1

COLT DEFENSE LLC
P.O. BOX 118, HARTFORD, CONNECTICUT 06141 860/232-4489

GERALD R. DINKEL

President and CEO

(860) 244-1511 office

(860) 244-1481 facsimile

gdinkel@colt.com

May 8, 2013

Ronald H. Belcourt

9 Partridge Hollow Road

Killingworth, CT 06419

Dear Ron,

We are pleased to extend to you this offer of employment with Colt Defense LLC (herein referred to as “Colt” or the “Company”) for the position of Vice President, Operations at Colt’s corporate headquarters. The location of Colt’s corporate headquarters and manufacturing facility is currently in West Hartford, CT. You will report to Mike Magouirk Senior VP & COO. Your starting salary will be $225,000 annually, payable in weekly installments of $4,326.92. In addition to the base salary, we offer the following benefits package:

•                  Management Incentive Plan — You will be eligible for participation in any management incentive program at the level of others in similar positions, as determined by the Company’s CEO and Governing Board.

•                  Equity — After the first regular meeting of the Company’s Governing Board following the commencement of your employment, and subject to approval by the Governing Board, the Company will grant to you options to acquire 400 non-voting common units, with a strike price equal to market value of the Company’s common units on the date of the grant. Option vesting will occur in equal installments over a three-year period commencing with the first anniversary of the month in which your employment begins. Options will be issued pursuant to the Company’s Long Term Incentive Plan and the Company’s standard Option Agreement.

•                  Vacation — Three (3) weeks paid vacation annually.

•                  Health insurance — You are eligible to participate in Company Medical and Dental Insurance programs on the first of the month following your first 30 days of service.

•                  COBRA — You will be reimbursed for COBRA expenses incurred from the commencement of your employment until you are eligible for coverage with Company’s medical and dental plans.

•                  Life Insurance — You may elect to participate in the Company’s Life Insurance and Long Term Disability Plans become effective on the first of the month following 30 days of service. The Life Insurance benefit is offered through UNUM Life Insurance Company and will be detailed in Company’s benefit package, which we will provide to you.

•                  401(k) Saving’s Program — You are eligible to participate in the Company’s 401(k) Plan on the first open enrollment date (quarterly) following your first 30 days of service.

•                  Termination and Severance — You will be an employee at will and the Company reserves the right to terminate your employment at any time for any reason, with or without cause. In the event the Company terminates you for any reason other than for cause after you have been employed for at least six months, the Company agrees to pay you Severance Pay equal to up to nine month’s base salary as of the date your employment terminates, payable on a monthly basis while you are unemployed and actively searching for work; provided that, as a condition of receiving such benefit you execute a Non-competition, Non-disparagement, Non-solicitation and Confidentiality Agreement in such form as shall be provided by the Company.

In the event your employment is terminated before you have completed six months of employment or in the event your employment is terminated for cause, you will not be entitled to receive the foregoing Severance Pay or any other severance payment or benefit. “Cause” shall mean (i) your commission of a felony or of any crime involving moral turpitude, or your arrest for any crime, which arrest or the publicity surrounding same could reasonably be expected to have an adverse effect on the Company’s business; or (ii) your commission of an act of fraud, embezzlement or theft with respect to the Company; or (iii) your refusal or failure to comply with any lawful directives of the Company in the performance of your services or your violation of any of the written policies or procedures of the Company (other than on the advice of the Company’s legal counsel), or any other act or omission constituting gross negligence or willful misconduct.

This letter summarizes the general terms and conditions of your potential employment with the Company, is provided as a courtesy and is not an employment contract. As noted above, Colt is an at-will employer and neither you, nor Colt, are bound to continue the employment relationship if either chooses and may end the relationship at any time.

Ron, it is a pleasure to present this offer to you. We look forward to having you join our Company. A written response to this offer of employment is requested by May 14, 2013. This offer is contingent upon successful completion of a post-offer employment drug test and criminal background check. Assuming favorable results, we anticipate your start employment date to begin June 10, 2013.

If you are in agreement with the above, please sign below and return it to my attention. Should you have any questions, please do not hesitate to contact me at (860) 244-1441.

Sincerely,

/s/ Gerald R. Dinkel	5/8/13
Gerald R. Dinkel	Date

Your signature below indicates your acceptance of the foregoing offer, and will initiate the pre-employment activities described above.

/s/ Ronald H. Belcourt	5/8/13
Ronald H. Belcourt	Date

SYMBOL OF QUALITY SINCE 1836